EXHIBIT 8.1
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                      [Greenberg Traurig, P.A. Letterhead]





                                                               November 10, 2004

Equity One, Inc.
1696 Northeast Miami Gardens Drive
North Miami Beach, Florida 33179

     Re: Federal Income Tax Considerations Relating to Equity One, Inc.


Ladies and Gentlemen:

     We have acted as counsel to Equity One, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-3 being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to its common stock (the "Registration Statement") and the prospectus contained therein (the "Prospectus").

     In rendering our opinion, we have reviewed the Registration Statement and the Prospectus, and we have assumed that the statements therein are and will remain true and complete. In addition, we have reviewed the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof, and U.S. federal income tax returns and other financial information relating to the Company. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true and complete. Further, we have assumed that representations made by the Company in the certificate to us of even date herewith regarding the Company's compliance with requirements in the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a real estate investment trust ("REIT") for U.S. federal income tax purposes are true and complete. Any variation or difference in the facts from those set forth or assumed herein may affect the conclusions stated herein.

     Based on the foregoing, in reliance thereon and subject thereto, and based on the Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that:

     1. The statements set forth in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations," insofar as they purport to describe the matters of law referred to therein, represent the material U.S. federal income tax considerations relevant to purchasers of stock of the Company.

     2. Commencing with its taxable year that began January 1, 1995, the Company has been organized in conformity with the requirements of the Code for qualification as a REIT for U.S. federal income tax purposes, and the Company's method of operation as described in the certificate from the Company to us will enable the Company to continue to satisfy the requirements to be taxable as a REIT for U.S. federal income tax purposes.

     The foregoing opinions are limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated. These opinions speak only as of the date hereof and are based solely on legal authorities as they currently exist, and we assume no obligation to update or supplement these opinions.

     These opinions are furnished to you solely for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to the name of our firm under the heading "Material U.S. Federal Income Tax Considerations" in the Registration Statement and Prospectus.

                                            /s/ Greenberg Traurig, P.A.
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                                            Greenberg Traurig, P.A.